CHANGE IN CONTROL AGREEMENT

     THIS CHANGE IN CONTROL AGREEMENT (the "Agreement"), made as of October , 1996, by and between THE PEOPLE'S SAVINGS BANK OF NEW BRITAIN, a banking corporation organized and existing by virtue of the laws of the State of Connecticut (the "Bank"), and JOHN G. MEDVEC (the "Executive").

     WHEREAS, the Executive is currently rendering services to the Bank pursuant to an Employment Agreement dated August 1, 1986 containing "change in control" provisions, as amended and restated by an Amended and Restated Employment Agreement dated as of the date hereof which does not contain "change in control" provisions (the "Employment Agreement");

     WHEREAS, the Bank considers the performance and dedication of its management team to be significant for its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Bank and its sole shareholder, People's Savings Financial Corp. (the "Company");

     WHEREAS, the banking industry is a dynamic one with independent public institutions subject to unexpected changes in ownership;

     WHEREAS, the performance by the Executive of services to the Bank may be negatively affected by his uncertainty over the possibility of a change in ownership of the Bank or the Company and the possible affect thereof on his employment with the Bank; and

     WHEREAS, the Bank wishes to additionally mitigate the fears of the Executive regarding a potential ownership change, so as to avoid any negative effect on his performance of services to the Bank, and in that interest the Bank desires to afford certain additional protections to the Executive upon the occurrence of certain events as specified herein.

     NOW, THEREFORE, to further the above recited corporate objective, and for other good and valuable consideration, the receipt and adequacy of which each party hereby acknowledges, the Bank and the Executive agree as follows:

1. (a) If, at any time while the Executive is a full-time officer of the Bank or the Company, there is a "Change of Control" of the Bank or the Company, the Executive shall be entitled to receive a severance payment (the "Severance Amount") in consideration of services previously rendered to the Bank. The Severance Amount shall be made as a lump sum cash payment and shall be equal to three (3) times the greater of the following: (A) the Executive's compensation from the Bank and the Company (the "Compensation") for services rendered for the last full calendar year immediately preceding the Change of Control, or (B) the Executive's average annual Compensation with respect to the three (3) most recent calendar years ending before the date on which the Change of Control occurs. Compensation as described above shall include the amount of base salary and bonus, if any, paid to the Executive for services rendered for the time period in question pursuant to the Employment Agreement, including any and all of said amounts as may have been deferred by the Executive under Bank deferral plans, if any, and shall include long-term compensation which, by its terms, is accelerated upon a Change of Control or, if not, shall by this Agreement be so accelerated and determined as the present value (determined at the discount rate provided in Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended, or its successor provision) of any cash or non-cash long-term incentive compensation (whether in the form of performance units or otherwise) previously awarded to the Executive but not yet paid, measured at the time of award with the assumption that the award would be 100% earned over the performance period. In addition to the above, Executive shall receive or be paid

     (1) an amount equal to the aggregate amounts that Bank would have contributed on behalf of Executive under Executive's Deferred Profit Sharing or 401-K Plan, if any such plan shall be in effect upon the Change of Control, for an additional three-year period from the Change of Control (plus estimated earnings thereon) as if Executive had continued in the employ of Bank for that period and made contributions under said plan at a rate, as a percentage of salary, equal to the average rate at which Executive had made contributions to said plan in the period, not exceeding three (3) fiscal years of Bank, preceding the Change of Control;

     (2) supplemental pension benefits equal to the difference between (i) the annual pension benefit that would have been payable to Executive under the Retirement Plan of Bank (the "Plan") if Executive had been continued in the employ of Bank for an additional three-year period from the Change of Control and had received compensation at least equal to that determined pursuant to Paragraph 1(a) above, and (ii) the annual pension benefit actually payable to Executive under the Plan, such supplemental pension benefits to be payable at the same time and in the same manner as benefits under the Plan; and

     (3) for a period of three years following the Change of Control, Executive shall also continue to participate in all life, health, disability and similar insurance plans and programs of Bank to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with Bank and Executive paying the same portion of the cost of each such plan or program as existed at the time of Executive's termination. In the event that Executive's continued participation in any group plans and programs is not permitted, then in lieu thereof, Bank shall acquire, with the same cost sharing, individual insurance policies providing comparable coverage for Executive; provided that Bank shall not be obligated to pay for any such individual coverage more than three (3) times Bank's cost of such group coverage; and provided further, if any such individual coverage is unavailable, then Bank shall pay to Executive annually for such remaining three year period an amount equal to the sum of the average annual contributions, payments, credits, or allocations made by Bank for such insurance on Executive's behalf over the three (3) fiscal years of Bank preceding the Change of Control, which amount shall be pro-rated for any fraction of a year. The foregoing subparagraphs (1), (2) and (3) shall also be considered part of the "Severance Amount" for the purposes of this Agreement.

     (b) It is expressly understood and agreed that payment of the Severance Amount may include amounts which are deemed to be "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended. In that event, the Bank agrees to pay Executive an additional cash payment (the "Additional Payment") in the amount of the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, on the Executive for that portion of the Severance Amount which is deemed to be an excess parachute payment (if any). The Additional Payment shall be determined and paid once upon the determination of the Severance Amount under Paragraph 1(a) above.

     (c)  Payment of the Severance Amount and Additional Payment under this
     Section 1 shall be paid in full by Bank, Company and/or its or their successors or assigns within ninety (90) days following the date of the Change of Control and shall not be reduced by any compensation which the Executive may receive from the Bank or the Company or from other employment with another employer should Executive's employment with the Bank or the Company terminate.

     (d)  "Change of Control" shall be deemed to have occurred if:

          (1) a Person (as defined below) directly or indirectly or acting through one (1) or more other persons owns, controls, or has power to vote ten percent (10%) or more of the voting common stock of the Company, or a Person other than the Company directly or indirectly or acting through one (1) or more other persons owns, controls, or has the power to vote ten percent (10%) or more of the voting common stock of the Bank; or

          (2) a Person acquires or agrees to acquire all or substantially all of the assets and business of the Bank or the Company; or

          (3) a Person controls in any manner the election of a majority of the directors of the Company or a Person other than the Company controls in any manner the election of a majority of the directors of the Bank; or

          (4) the Board of Directors of the Company determines that a Person directly or indirectly exercises a controlling influence over the management or policies of Company.

     Notwithstanding the foregoing, a "Change-in-Control" shall not be deemed to have occurred if (i) a majority of the directors of the Company or the Bank, as applicable, in office prior to the events described in (a), (b) or (c) above shall so vote not later than thirty
     (30) days following the event and (ii) the Employee shall so agree in writing.

          A "Person" shall include a natural person, corporation, or other entity. When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of Bank capital stock, such partnership, syndicate or group shall be considered a Person. Beneficial ownership shall be determined under the then current provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, Reg. Section 240.13d-3, or their successor provision(s). The filing of a Form 13D or 13G by a Person shall not in and of itself be deemed a Change of Control.

     (e) If, after a Change of Control of the Bank or the Company, the Executive incurs any fees and expenses of counsel to enforce this Agreement, the Bank agrees to pay such fees and expenses to the Executive. The Executive's choice of counsel and his/her decision to retain counsel shall be in his/her discretion, provided any such fees and expenses must be reasonable.

     (f) Notwithstanding any other provision of this Agreement or of any other agreement, understanding or compensation plan, the Bank shall not be obligated to pay any amounts the payment of which violate restrictions imposed, or which may in the future be imposed, on such payments by the Bank pursuant to Section 18(k)(1) of the Federal Deposit Insurance Act, or any regulations or orders which are or may be promulgated thereunder; nor shall any payments be made which would constitute an "unsafe or unsound banking practice" pursuant to 12 U.S.C. Section 1818(b).

     (g) The calculation of the Severance Amount shall be performed by the Bank's independent auditing firm at the time of Change of Control, or such other qualified party in the Bank's discretion; provided that, if the Severance Amount so determined is later challenged successfully by the Executive, by court decision or negotiation with the Bank, the Bank shall be additionally liable for all costs and expenses incurred by the Executive in that challenge, including reasonable attorney fees.

     (h) This Agreement shall survive and continue for as long as the Executive is a full-time officer of the Bank or the Company.

     (i) This Agreement does not constitute an agreement for the employment of the Executive and shall not give the Executive any right to be retained in the service or employ of the Bank or the Company.

2. This Agreement contains the entire agreement between the parties with respect to the subject matter herein, and there are no other repre-sentations, warranties, conditions or agreements relating to the subject matter of this Agreement.

3. This Agreement may not be changed orally but only by an agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

4. This Agreement shall be binding upon and inure to the benefit of the Bank, Company and the Executive and their respective successors, assigns, heirs and legal representatives. Without otherwise limiting the foregoing, "Bank" and "Company" as used herein shall refer to any successor institution whether by merger, consolidation, acquisition or otherwise.

5. Each of the parties agrees to execute all further instruments and documents and to take all further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

6. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

7. This Agreement shall be construed pursuant to and in accordance with the laws of the State of Connecticut.

8. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.


     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                         THE PEOPLE'S SAVINGS BANK OF NEW BRITAIN



                         By_____________________________________
                            Name:
                            Title:


                         EXECUTIVE


                         __________________________________
                         John G. Medvec